                                                                EXHIBIT 11
                         UNITED HEALTHCARE CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)

                                           Year Ended December 31,
                                           -----------------------
                                       1994          1993          1992
                                       ----          ----          ----
                                    (in thousands, except per share data)

NET EARNINGS BEFORE
EXTRAORDINARY GAIN                   $288,139 (2)  $212,078      $130,591

EXTRAORDINARY GAIN
ON SALE OF SUBSIDIARY               1,377,075             0             0
                                   ----------      --------      --------

NET EARNINGS                       $1,665,214      $212,078      $130,591
                                   ==========      ========      ========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING

Weighted average number of            170,711       166,927       160,931
common shares outstanding

Additional equivalent shares
issuable from assumed exercise of
common stock options                    4,498         4,812         5,160
                                   ----------      --------      --------

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (1)         175,209       171,739       166,091
                                   ==========      ========      ========

NET EARNINGS PER SHARE
BEFORE EXTRAORDINARY GAIN (1)           $1.64 (2)     $1.23         $0.79

EXTRAORDINARY GAIN PER SHARE (1)         7.86             0             0
                                   ----------      --------      --------

NET EARNINGS PER SHARE (1)              $9.50         $1.23         $0.79
                                   ==========      ========      ========


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(1)  Number of shares and per share amounts have been restated to reflect the the February 23, 1994, two-for-one stock split.

(2) Includes merger costs incurred in connection with the Company's May 1994 acquisitions of Complete Health Services, Inc. and Ramsay-HMO, Inc. These cost were $35.9 million ($22.3 million after income taxes) and reduced net earnings per share before extraordinary gain by $0.13. Excluding the effects of these merger cost, net earnings before extraordinary gain would have been $310.4 million ($1.77 per share.)